                                                                      EXHIBIT 12

                      Statement re Computation of Ratios
                      Ratio of Earnings to Fixed Charges
                              for 4-Sight Limited



                                                         Three Months Ended
                                                        ---------------------
                                8/31/96     9/30/97     12/31/96     12/31/97
                                                        --------     --------
Income before income taxes       2084       2,504           93          942
Interest expense                   48          55           33            5
1/3 operating leases                6           6            2            2
                                ---------------------------------------------
                                 2138       2,565          128          949


Fixed charges:
 Interest                          48          55           33            5
 Leases                             6           6            2            2
                                ---------------------------------------------
                                   54          61           35            7

Ratio                            39.6        42.0          3.7        135.6

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